Exhibit 4.1

[FORM OF SERIES [A] [B] [C] [D] [E] WARRANT]

REAL GOODS SOLAR, INC.

SERIES [A] [B] [C] [D] [E] WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Number of Shares of Common Stock: [INSERT IN SERIES A & E WARRANTS:             ] [INSERT IN SERIES B, C & D WARRANTS: Determined in accordance with the formula set forth below.]

Date of Issuance: February [26], 2015 (“Issuance Date”)

Real Goods Solar, Inc., a Colorado corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [BUYER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after [            ]1 (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), up to such number of fully paid and nonassessable shares of Common Stock equal to the Warrant Share Number, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 17. This Warrant is one of the [INSERT IN SERIES A WARRANT: Series A] [INSERT IN SERIES B WARRANT: Series B] [INSERT IN SERIES C WARRANT: Series C] [INSERT IN SERIES D WARRANT: Series D] [INSERT IN SERIES E WARRANT: Series E] Warrants to purchase Common Stock (the “SPA Warrants”) issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of February 23, 2015 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein (the “Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Securities Purchase Agreement.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in

[1]	[INSERT IN SERIES A & C WARRANTS: Insert the date that is six (6) months immediately following the Issuance Date [August 26, 2015]] [INSERT IN SERIES B, D & E WARRANTS: the Issuance Date]

cash by wire transfer of immediately available funds or (B) [INSERT IN SERIES A, B & C WARRANTS: if the provisions of Section 1(d) are applicable,] by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. [INSERT IN SERIES A, D & E WARRANTS: Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof.] On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”) (provided that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. [INSERT IN SERIES A, D & E WARRANTS: If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.] No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes (other than the Holder’s income taxes) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The

Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. [INSERT IN SERIES B, C & D WARRANTS: NOTWITHSTANDING ANY PROVISION OF THIS WARRANT TO THE CONTRARY, NO MORE THAN THE MAXIMUM ELIGIBILITY NUMBER OF WARRANT SHARES SHALL BE EXERCISABLE HEREUNDER.]

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means [            ]2, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder’s balance account with DTC, for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, (II) if the Registration Statement (as defined in Section 1(d)) covering the issuance of all of the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Warrant Shares”) is not available for the issuance of such Unavailable Warrant Shares and the Company fails to promptly (x) so notify the Holder and (y) deliver the Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, an “Exercise Failure”) or (III) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder’s balance account with DTC for the number of shares of Common Stock to

[2]	[INSERT IN SERIES A & C WARRANTS: $0.50 [INSERT IN SERIES B WARRANT: the lower of (x) [$0.50 (x), the “Fixed Exercise Price”) and (y) (I) in the case of a Mandatory Exercise (as defined below) pursuant to Section 1(h), eighty-five percent (85%) of the lowest Weighted Average Price of the Common Stock for any Trading Day during the three (3) consecutive Trading Days immediately following the date of the applicable Mandatory Exercise Notice Date and (II) otherwise, including, without limitation, in the case of an exercise pursuant to Section 1(a), eighty-five percent (85%) of the lowest Weighted Average Price of the Common Stock for any Trading Day during the three (3) consecutive Trading Days immediately preceding the date of the applicable Exercise Notice or other applicable date of determination, in each such case, with such Weighted Average Price appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period, in each case] [INSERT IN SERIES D & E WARRANTS: $0.0001]

which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder (or any other Person in respect, or on behalf, of the Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock equal to or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Holder’s balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the date of the applicable Exercise Notice and ending on the date of such issuance and payment under this Section 3(c). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, [INSERT IN SERIES A, B & C WARRANTS: if the Registration Statement on Form S-3 (File number 333-193718) or other applicable registration statement under the 1933 Act (the “Registration Statement”), covering the issuance of the Unavailable Warrant Shares is not available for the issuance of such Unavailable Warrant Shares [INSERT ONLY IN SERIES B WARRANT: for a period of at least sixty (60) consecutive days,] the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

For purposes of the foregoing formula:

A =	the total number of shares with respect to which this Warrant is then being exercised.

B =	the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D =	the Closing Sale Price of the Common Stock on the date of the Exercise Notice.

If Warrant Shares are issued in a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the 1933 Act, the Warrant Shares shall take on the registered characteristics of the warrants being exercised, and the holding period of the warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 1(d).

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f) Beneficial Ownership Limitation on Exercises. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Warrants beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form

8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of SPA Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g) Insufficient Authorized Shares. The Company shall not issue shares upon exercise of this Warrant if such shares are not then authorized. From the Issuance Date and prior to the date both of the Reverse Stock Split and the Authorized Shares Increase Amendment have been adopted and become effective, the Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for this Warrant and the Additional Warrants equal to 85,002,328 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date). From and after the date the Reverse Stock Split Resolution and the Authorized Shares Increase Resolution (each, as defined in the Securities Purchase Agreement) have been obtained and both the Reverse Stock Split and Authorized Shares Increase Amendment have been adopted and become effective and while this Warrant or any of the Additional Warrants remain outstanding, the Company shall initially reserve out of its authorized and unissued Common Stock at least 200,000,000 shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date) to effect the exercise of this Warrant and all of the Additional Warrants then outstanding or such greater number of shares of Common Stock determined by taking into account the Maximum Eligibility Number (as defined in each of the Series B Warrants, the Series C Warrants and the Series D Warrants, without giving effect to the proviso set forth in such definitions). The number of shares of Common Stock that the Company is required form time to time to reserve from its authorized and unissued capital for the exercise of this Warrant and all of the Additional Warrants is herein referred to as the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved shares of Common Stock is herein referred to as an “Authorized Share Failure”. If at any time while this Warrant remains outstanding the Company does not have at least the Required Reserve Amount of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant and the Additional Warrants, then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant and the Additional Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, the Holder may require in lieu of delivering the number of Warrant Shares that the Company is unable to deliver pursuant to this Section 1(g), the Company to pay to the Holder within three (3) Trading Days of the applicable exercise, cash in an amount equal to the greatest Closing Sale Price of the Common Stock on any Trading Day at any time during the period beginning on the date of the applicable Exercise Notice and ending on the date the Company makes the payment provided for in this sentence; provided, however, that any such cash payment shall only apply after the date that is one hundred days (120) immediately following the Issuance Date [INSERT IN SERIES B WARRANT:; provided, further, that any such cash payment shall apply immediately following the Issuance Date if such cash payment is triggered by a Mandatory Exercise pursuant to Section 1(h) or following a Mandatory Exercise Notice delivered to the Holder by the Company pursuant to Section 1(h)]. The initial number of shares of Common Stock reserved for exercise of this Warrant and the Additional Warrants and each increase in the number of shares so reserved shall be allocated pro rata among the Holder and the holders of the other SPA Warrants and Additional Warrants, based on the number of shares of Common Stock issuable upon exercise of [INSERT IN SERIES A WARRANT: this Warrant] [INSERT IN SERIES B, C, D & E WARRANTS: the Series A Warrants] (without regard to any limitations in exercise) issued to the Holder on the Issuance Date (the “Authorized Share Allocation”). In the event that the Holder shall sell or otherwise transfer this Warrant or any of its other Additional Warrants, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Warrants shall be allocated to the Holder and the remaining holders of Warrants, pro rata based on the shares of Common Stock issuable upon exercise of the Warrants then held by such holders (without regard to any limitations on the exercise of the Warrants).

(h) [INSERT IN SERIES B WARRANT: Mandatory Exercise at the Company’s Election.

(i) If at any time from and after March 30, 2015, no Equity Conditions Failure has occurred during the Equity Conditions Measuring Period relating to the applicable Mandatory Exercise, the Company shall have the right to require the Holder and all, but not less than all, holders of the other SPA Warrants to exercise up to the Mandatory Exercise Amount as designated in the Mandatory Exercise Notice on the Mandatory Exercise Date (each, as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 1(a) hereof at the Exercise Price as of the Mandatory Exercise Date (a “Mandatory Exercise”). The Company may exercise its right to require exercise under this Section 1(h) by delivering a written notice thereof by facsimile or electronic mail and overnight courier to the Holder and all, but not less than all, of the holders of the other SPA Warrants and the Transfer Agent (the “Mandatory Exercise Notice” and the date the Holder and all the holders of the other SPA Warrants received such notice is referred to as the “Mandatory Exercise Notice Date”). The Mandatory Exercise Notice shall be irrevocable. The Mandatory Exercise Notice shall (i) state (a) the Trading Day on which the Mandatory Exercise shall occur, which Trading Day shall be the third (3rd) Trading Day immediately following the Mandatory Exercise Notice Date (the “Mandatory Exercise Date”), (b) the aggregate number of SPA Warrants which the Company has elected to be subject to Mandatory Exercise from the Holder and all of the holders of the other SPA Warrants pursuant to this Section 1(h) (and analogous provisions under the other SPA Warrants) and (c) the number of shares of Common Stock to be issued to the Holder on the Mandatory Exercise Date and (ii) certify that there has been no Equity Conditions Failure on any day during the period beginning on the first day of the Equity Conditions Measuring Period prior to the Mandatory Exercise Notice Date through the Mandatory Exercise Date. If the Company confirmed that there was no such Equity Conditions Failure as of the Mandatory Exercise Notice Date but an Equity Conditions Failure occurs between the Mandatory Exercise Notice Date and any time through the Mandatory Exercise Date (the “Mandatory Exercise Interim Period”), the Company shall provide the Holder and each holder of the other SPA Warrants a subsequent notice to that effect. If there is an Equity Conditions Failure (which is not waived in writing by the Holder) during such Mandatory Exercise Interim Period, then the Mandatory Exercise shall be null and void with respect to all or any part designated by the Holder of the unexercised Mandatory Exercise Amount subject to the Mandatory Exercise and the Holder shall be entitled to all the rights of a holder of this Warrant with respect to such Mandatory Exercise Amount of this Warrant. The Company may not effect more than one (1) Mandatory Exercise under this Warrant and the other SPA Warrants during any four (4) consecutive Trading Day period. Notwithstanding anything to the contrary in this Section 1(h), until the Mandatory Exercise has occurred, the Mandatory Exercise Amount of this Warrant subject to the Mandatory Exercise may be exercised, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 1(a). All exercises of this Warrant by the Holder after the Mandatory Exercise Notice Date shall reduce the Mandatory Exercise Amount required to be exercised on the Mandatory Exercise Date, unless the Holder otherwise indicates in the applicable Exercise Notice.

(ii) If the Company elects to cause a Mandatory Exercise pursuant to Section 1(h)(i), then it must simultaneously take the same action in the same proportion with respect to all of the other SPA Warrants. For the avoidance of doubt, if the Company elects a Mandatory Exercise of this Warrant pursuant to Section 1(h)(i) (or similar provisions under the other SPA Warrants) with respect to less than all of the Warrant Shares underlying the SPA Warrants then outstanding, then the Company shall require exercise of a number of SPA Warrants from the Holder and each of the holders of the other SPA Warrants equal to the product of (i) the aggregate number of Warrant Shares which the Company has elected to cause to be exercised pursuant to Section 1(h)(i), multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate number of Warrant Shares underlying the SPA Warrant issued to such holder pursuant to the Securities Purchase Agreement and the denominator of which is the sum of the aggregate number of Warrant Shares underlying the SPA Warrants issued to all holders pursuant to the Securities Purchase Agreement (such fraction with respect to each holder is referred to as its “Exercise Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Exercise Amount”); provided, however, that in the event that any holder’s Pro Rata Exercise Amount exceeds the outstanding number of SPA Warrants such holder, then such excess Pro Rata Exercise Amount shall be allocated amongst the remaining holders of SPA Warrants in accordance with the foregoing formula. In the event that the initial holder of any SPA Warrants shall sell or otherwise transfer any of such holder’s SPA Warrants, the transferee shall be allocated a pro rata portion of such holder’s Exercise Allocation Percentage and Pro Rata Exercise Amount.]

(i) [INSERT IN SERIES D WARRANT: Automatic Exercise. On March 16, 2015, the Company shall issue to the Holder pursuant to a Cashless Exercise pursuant to Section 1(d), without the delivery of a notice of Cashless Exercise by the Holder and without any other action on behalf of the Holder, the maximum number of shares of Common Stock available under the Maximum Eligibility Number, subject to the provisions of Section 1(f).]

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) [INSERT IN SERIES D & E WARRANTS: Intentionally omitted.] [INSERT IN SERIES A, B & C WARRANTS: Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, or publicly announces the issuance or sale of, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price under this Section 2(a), the following shall be applicable:

(i) Issuance of Options. If the Company grants or sells, or publicly announces the grant or sale of, any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option.

No further adjustment of the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells, or publicly announces the issuance or sale of, any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price in effect at the time of such increase or decrease shall be adjusted to the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) No Readjustments. For the avoidance of doubt, in the event the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price has been adjusted pursuant to this Section 2(a) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price be readjusted to the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.]

(b) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Required Holders, reduce the then current [INSERT IN SERIES B WARRANT: Fixed] Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(c) Adjustment Upon Subdivision or Combination of Shares of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the [INSERT IN SERIES B WARRANT: Fixed] Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the [INSERT IN SERIES B WARRANT: Fixed] Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) [INSERT IN SERIES A, B & C WARRANTS: Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price and the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(d) will increase the [INSERT ONLY IN SERIES B WARRANT: Fixed] Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.]

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this

Warrant, including without limitation, the Maximum Percentage, and as if both of the Reverse Stock Split and the Authorized Shares Increase Amendment had, as of such date, been adopted and become effective) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage, and as if both of the Reverse Stock Split and the Authorized Shares Increase Amendment had, as of such date, been adopted and become effective) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders, such approval not to be unreasonably withheld or delayed, prior to such Fundamental Transaction, including agreements, if so requested by the Holder, to deliver to each holder of the SPA Warrants in exchange for such SPA Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant and as if both of the Reverse Stock Split and the Authorized Shares Increase Amendment had, as of such date, been adopted and become effective) prior to such Fundamental Transaction, and satisfactory to the Required Holders, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the occurrence or consummation of such Fundamental Transaction). Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Company” under this Warrant (so that from and after the date of such Fundamental Transaction, and the provisions of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant, and, solely at the request of the Holder, if the Successor Entity and/or Successor Entities is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, shall deliver (in addition to and without limiting any right under this Warrant) to the Holder in exchange for this Warrant a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to this Warrant and exercisable for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the “Successor Capital Stock”) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant and as if both of the Reverse Stock Split and the Authorized Shares Increase Amendment had, as of such date, been adopted and become effective) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Stock to be delivered to the Holder shall be equal to the greater of (A) the quotient of (i) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash (“Non-Cash Consideration”), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 12 with the term “Non-Cash Consideration” being substituted for the term “Exercise Price”) that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant and as if both of the Reverse Stock Split and the Authorized Shares Increase Amendment had, as of such date, been adopted and become effective) (the “Aggregate Consideration”) divided by (ii) the per share Closing Sale Price of such Successor Capital Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (B) the product of (i) the Aggregate Consideration and (ii) the highest exchange ratio pursuant to which any shareholder of the Company may exchange Common Stock for Successor Capital Stock) (provided, however, to the extent that the Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the Holder until such time or times, as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation), and such security shall be reasonably satisfactory to the Holder, and with an identical exercise price to the Exercise Price hereunder (such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of this Warrant that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by the Holder solely at its option). Upon occurrence or consummation of the Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the occurrence or consummation of the Fundamental Transaction, as elected by the Holder solely at its option, shares of Common Stock, Successor Capital Stock or, in lieu of the shares of Common Stock or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the exercise of this Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be shares of Common Stock, if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant and as if both of the Reverse Stock Split and the Authorized Shares Increase Amendment had, as of such date, been adopted and become effective), as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon exercise of this Warrant at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or Successor Capital Stock or, if so elected by the Holder, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event (but not in lieu of such items still issuable under Sections 3 and 4(a), which shall continue to be receivable on the Common Stock or on the such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Warrant been exercised immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on exercise of this Warrant and as if both of the Reverse Stock Split and the Authorized Shares Increase Amendment had, as of such date, been adopted and become effective). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4(b) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events. Notwithstanding the foregoing, the Holder may elect, in its sole discretion, by delivery of written notice to the Company, to waive this Section 4(b) and allow the Company to enter into or be a party to a Fundamental Transaction without the assumption of this Warrant pursuant to the provisions of this Section 4(b), provided, however, that any such waiver shall only bind the Holder with respect to this Warrant and not the Holder with respect to any other Warrant or any holder of other SPA Warrants or Additional Warrants.

(c) [INSERT IN SERIES A, B & C WARRANTS: Notwithstanding the foregoing, (i) in the event of a Fundamental Transaction, other than one in which the Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market and which Successor Entity assumes this Warrant such that the Warrant shall be exercisable for the publicly traded Common Stock of such Successor Entity, or (ii) either the Reverse Stock Split or the Authorized Shares Increase Amendment has not been obtained on or prior to [            ]5 (the “Share Increase Date”), at the request of the Holder delivered before the thirtieth (30th) day after either the occurrence or consummation of such Fundamental Transaction or the Share Increase Date, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to

[5]	[INSERT ONLY IN SERIES B WARRANT: Insert the date that is one hundred twenty (120) days after the Issuance Date [June 26, 2015]] [INSERT ONLY IN SERIES A & C WARRANTS: the Initial Exercisability Date]

[INSERT ONLY IN SERIES A & C WARRANTS: the Black Scholes Value of the remaining unexercised portion of this Warrant on either the date of such Fundamental Transaction or the Share Increase Date] [INSERT ONLY IN SERIES B WARRANT: 8% of the Stated Warrant Value (as defined in the definition of “Warrant Share Number” set forth in Section 17) of the remaining unexercised portion of this Warrant on either the date of such Fundamental Transaction or the Share Increase Date].]

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the SPA Warrants, the Required Reserve Amount to effect the exercise of the SPA Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

7. REISSUANCE OF WARRANTS.

(h) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant

Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(i) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(j) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new warrant or warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no SPA Warrants for fractional Warrant Shares shall be given.

(k) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders.

10. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3)

Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company [INSERT IN SERIES B & C WARRANTS:; provided, however, that the Holder shall not sell, offer, transfer, pledge or assign any portion of this Warrant prior to the one (1) year anniversary of the Issuance Date, without the Company’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, that the Holder may only sell, offer, transfer, pledge or assign any portion of this Warrant together with a corresponding portion of the Holder’s Other Warrant].

15. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries (as defined in the Securities Purchase Agreement), the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “Additional Warrants” means [INSERT IN SERIES A WARRANT: the Series B Warrants, the Series C Warrants, the Series D Warrants and the Series E Warrants, if any (each, as defined in the Securities purchase Agreement)] [INSERT IN SERIES B WARRANT: the Series A Warrants, the Series C Warrants, the Series D Warrants and the Series E Warrants, if any (each, as defined in the Securities purchase Agreement)] [INSERT IN SERIES C WARRANT: the Series A Warrants, the Series B Warrants, the Series D Warrants and the Series E Warrants, if any (each, as defined in the Securities Purchase Agreement)] [INSERT IN SERIES D WARRANT: the Series A Warrants, the Series B Warrants, the Series C Warrants and the Series E Warrants, if any (each, as defined in the Securities Purchase Agreement)] [INSERT IN SERIES E WARRANT: the Series A Warrants, the Series B Warrants, the Series C Warrants and the Series D Warrants (each, as defined in the Securities Purchase Agreement)].

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e) [INSERT IN SERIES A, B & C WARRANTS: “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, director or consultant for services provided to the Company.]

(f) “Authorized Shares Increase Amendment” shall have the meaning ascribe to such term in the Securities Purchase Agreement.

(g) [INSERT IN SERIES A & C WARRANTS: “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.]

(h) “Bloomberg” means Bloomberg Financial Markets.

(i) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(j) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(k) “Common Stock” means (i) the Company’s shares of Class A Common Stock, par value $0.0001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(l) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(m) “Eligible Market” means the Principal Market, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market, The New York Stock Exchange, Inc., the OTC QX or the OTC QB.

(n) [INSERT IN SERIES B WARRANT: “Equity Conditions” means each of the following conditions: (i) 200% of all shares of Common Stock issuable upon exercise of the Mandatory Exercise Amount that is subject to the applicable Mandatory Exercise on the applicable Mandatory Exercise Date requiring the satisfaction of the Equity Conditions, shall be either (x) issuable without restrictive legends and shall be eligible for sale without restriction pursuant to Rule 144 of the Securities Act (other than with respect to the volume and manner of sale limitations of Rule 144 if the Holder becomes an Affiliate of the Issuer after the Issuance Date) or Rule 3(a)(9) of the Securities Act and without the need for registration under any applicable federal or state securities laws or (y) be subject to an effective registration statement; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened commenced or pending in writing by such exchange or market (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods), provided, however, that after the Reverse Stock Split Date (as defined in the Securities Purchase Agreement), delisting or suspension by such exchange or market shall not have been threatened, commenced or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered the shares of Common Stock pursuant to the terms of this Warrant, the other SPA Warrants and the Additional Warrants to the Holder on a timely basis as set forth in Section 1(a) hereof (and analogous provisions under the other SPA

Warrants and the Additional Warrants); (iv) all shares of Common Stock issuable upon exercise of the Mandatory Exercise Amount that is subject to the applicable Mandatory Exercise on the applicable Mandatory Exercise Date requiring the satisfaction of the Equity Conditions may be issued in full without violating Section 1(f) hereof (and analogous provisions under the other SPA Warrants and the Additional Warrants) and 200% of all shares of Common Stock issuable upon exercise of the Mandatory Exercise Amount that is subject to the applicable Mandatory Exercise on the applicable Mandatory Exercise Date requiring the satisfaction of the Equity Conditions may be issued in full without violating the rules or regulations of the Principal Market or any other applicable Eligible Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due beyond any applicable cure period pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the consummation of a Change of Control, (B) an Event of Default or Triggering Event or (C) an event that with the passage of time or giving of notice would constitute an Event of Default or Triggering Event; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause any shares of Common Stock issuable upon exercise of the Mandatory Exercise Amount that is subject to the applicable Mandatory Exercise requiring the satisfaction of the Equity Conditions, not to be eligible for sale without restriction pursuant to Rule 144 of the Securities Act (other than with respect to the volume and manner of sale limitations of Rule 144 if the Holder becomes an Affiliate of the Issuer after the Issuance Date) or Rule 3(a)(9) of the Securities Act and without the need for registration (other than as required under the Registration Statement (as defined in the Securities Purchase Agreement)) under any applicable federal or state securities laws; (viii) on each day during Equity Conditions Measuring Period, the Holder shall not be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or Affiliates; (ix) 200% of the shares of Common Stock issuable upon exercise of the Mandatory Exercise Amount that is subject to the applicable Mandatory Exercise requiring the satisfaction of the Equity Conditions are duly reserved, authorized and listed and eligible for trading without restriction on an Eligible Market; (x) the daily dollar trading volume of the Common Stock as reported by Bloomberg for each Trading Day during the Equity Conditions Measuring Period shall be at least $100,000; and (xi) on each Trading Day during the Equity Conditions Measuring Period, the Closing Sale Price of the Common Stock equals or exceeds $0.20.]

(o) [INSERT IN SERIES B WARRANT: “Equity Conditions Failure” means that on any day during the period commencing two (2) Trading Days prior to the applicable date of determination through the applicable date of determination, the Equity Conditions have not each been satisfied (or waived in writing by the Holder).]

(p) [INSERT IN SERIES B WARRANT: “Equity Conditions Measuring Period” means the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.]

(q) [INSERT IN SERIES A, B & C WARRANTS: “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan, provided, however, that no more than an aggregate of 150,000 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction after the

Subscription Date) shares of Common Stock are issued or issuable to consultants hereunder as Excluded Securities, (ii) upon exercise of any Warrants issued pursuant to the Securities Purchase Agreement and the warrants issued to the Agent (as defined in the Securities Purchase Agreement) by the Company as compensation for the transactions contemplated by the Securities Purchase Agreement (the “Agent Warrants”); provided, that the terms of such Warrants and Agent Warrants are not amended, modified or changed on or after the Subscription Date without the prior written consent of the Required Holders, (iii) upon conversion or exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date; provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; (iv) to vendors or consultants for services rendered to the Company; provided, however, that no more than an aggregate of 100,000 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Subscription Date) shares of Common Stock are issued or issuable to vendors or consultants hereunder as Excluded Securities; and (v) to Silicon Valley Bank in connection with extending the maturity date of the indebtedness evidenced by that certain Loan and Security Agreement dated as of December 19, 2011 by and among Real Goods Energy Tech, INC., Real Goods Trading Corporation, Earth Friendly Energy Group Holdings, LLC, Alteris Renewables, INC., Earth Friendly Energy Group, LLC, Solar Works, LLC, Alteris RPS, LLC and Alteris ISI, LLC and Silicon Valley Bank; provided, however, that no more than an aggregate of 100,000 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Subscription Date) shares of Common Stock are issued or issuable to the senior lender under such indebtedness hereunder as Excluded Securities.]

(r) “Expiration Date” means the date [INSERT IN SERIES A & C WARRANTS: that is sixty (60) months after the Initial Exercisability Date] [INSERT IN SERIES B WARRANT: that is twelve (12) months after the later of (i) the Issuance Date and (ii) the date as of which (I) the Company obtained the Shareholder Approval (as defined in the Securities Purchase Agreement) and (II) the Holder may sell all the Warrant Shares without restriction or limitation either (x) pursuant to Rule 144 of the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) of the Securities Act or (y) pursuant to an effective registration statement registering the Warrant Shares for issuance] [INSERT IN SERIES D & E WARRANTS: April 12, 2015, provided, however, that the Expiration Date shall be extended by one day for each day any one of the following occurs (which for clarity and by way of example means that if two of the following occur on two different days, the Expiration Date will be extended by a total of two days): (i) for each day there is not a sufficient number of available shares of Common Stock authorized to exercise this Warrant in full (without regard to any limitations on exercise), (ii) for each Trading Day the daily dollar trading volume of the Common Stock reported by Bloomberg is less than $100,000, (iii) for each Business Day that is not a Trading Day and (iv) for each day the Registration Statement is not available for the issuance of the Warrant Shares], or, in each case, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(s) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(t) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(u) “Lead Investor” means [            ].

(v) [INSERT IN SERIES C WARRANT: “Mandatory Exercise” shall have the meaning ascribed to such term in the Series B Warrants (as defined in the Securities Purchase Agreement).]

(w) [INSERT IN SERIES B WARRANT: “Mandatory Exercise Amount” means the Holder’s Pro Rata Share of such aggregate number of SPA Warrants that the Company has elected to be subject to a Mandatory Exercise from the Holder and the holders of the other SPA warrants pursuant to Section 1(h) of this Warrant (the “Aggregate Mandatory Exercise Amount”, provided that the Aggregate Mandatory Exercise Amount shall not exceed thirty-five percent (35%) of the aggregate daily volume of the Common Stock on the Principal Market or on any other Eligible Market during the three (3) consecutive Trading Days immediately preceding the applicable Mandatory Exercise Notice Date.]

(x) [INSERT IN SERIES B WARRANT: “Maximum Eligibility Number” means initially 85,002,328 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date) and such number shall be increased as of the date both of the Reverse Stock Split and the Authorized Shares Increase Amendment have been adopted and become effective, to the quotient obtained by dividing (i) the difference obtained by subtracting from (x) $[            ]8, (y) the Aggregate Exercise Price (as defined in Section 1(a)) paid by the Holder from time to time upon exercise, divided by (ii) the Exercise Price (as defined in Section 1(b)) at the time of the applicable Exercise Notice, Mandatory Exercise Notice Date or other applicable date of determination (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date); provided, that if the Maximum Eligibility Number determined pursuant to the foregoing formula would at any time exceed the maximum number of authorized and unissued shares of Common Stock available, the Maximum Eligibility Number shall be capped at the maximum number of authorized and unissued shares of Common Stock available at such time; provided, further, that if the Company elects to effect a Mandatory Exercise pursuant to Section 1(h) and the Holder does not deliver the Aggregate Exercise Price with respect to the applicable Mandatory Exercise Amount to the Company on or prior to the Business Day that is immediately following the applicable Mandatory Exercise Date

[8]	Insert the Holder’s Pro Rata Share of $8,000,000.

(the “Mandatory Exercise Payment Deadline”), the Maximum Eligibility Number shall be decreased on the date immediately following the applicable Mandatory Exercise Payment Deadline, by the number of shares of Common Stock equal to the Mandatory Exercise Amount for which the Holder did not deliver the Aggregate Exercise Price to the Company on or prior to the applicable Mandatory Exercise Payment Deadline.]

(y) [INSERT IN SERIES C WARRANT: “Maximum Eligibility Number” means initially zero (0) and such number shall be increased each time the Holder exercises, or the Company effects a Mandatory Exercise of, the Series B Warrants (as defined in the Securities Purchase Agreement) by an amount equal to fifty percent (50%) of the shares of Common Stock issued to the Holder upon an exercise, including, without limitation a Mandatory Exercise, of the Series B Warrants); provided, that if the Maximum Eligibility Number determined pursuant to the foregoing formula would at any time exceed the maximum number of authorized and unissued shares of Common Stock available, the Maximum Eligibility Number shall be capped at the maximum number of authorized and unissued shares of Common Stock available at such time.]

(z) [INSERT IN SERIES D WARRANT: “Maximum Eligibility Number” means initially zero (0) and such number shall be increased on March 13, 2015 to the Warrant Share Number; provided, that if the Maximum Eligibility Number determined pursuant to the foregoing sentence would at any time exceed the maximum number of authorized and unissued shares of Common Stock available, the Maximum Eligibility Number shall be capped at the maximum number of authorized and unissued shares of Common Stock available at such time.]

(aa) [INSERT IN SERIES A, B & C WARRANTS: “Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.]

(bb) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(cc) [INSERT IN SERIES B WARRANT: “Other Warrant” means [the Series C Warrant (as defined in the Securities purchase Agreement).] [INSERT IN SERIES C WARRANT: the Series B Warrant.]

(dd) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common shares or common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(ee) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ff) “Principal Market” means The NASDAQ Capital Market.

(gg) [INSERT IN SERIES B WARRANT: “Pro Rata Share” means a fraction (i) the numerator of which is the number of shares of Common Stock issuable upon exercise in full (without regard to any limitations on exercise) of the Holder’s Series A Warrants on the Issuance Date and (ii) the denominator of which is the aggregate number of shares of Common Stock issuable upon exercise in full (without regard to any limitations on exercise) of all Series A Warrants issued by the Company pursuant to the Securities Purchase Agreement on the Issuance Date. In the event that the initial holder of any Series A Warrants shall sell or otherwise transfer any of such holder’s Series A Warrants, the transferee shall be allocated a pro rata portion of such holder’s Pro Rata Share.]

(hh) “Required Holders” means the holders of the SPA Warrants representing at least a majority of the shares of Common Stock underlying the SPA Warrants then outstanding and shall include the Lead Investor so long as the Lead Investor and/or any of its Affiliates collectively hold at least five percent (5%) of the SPA Warrants.

(ii) [INSERT IN SERIES D WARRANT: “Reset Price” means 85% of the arithmetic average of the three (3) lowest Weighted Average Prices of the Common Stock during the period commencing on the Subscription Date and ending on [March 13, 2015]10.]

[10]	Insert the date that is the fourteenth (14th) Trading Day immediately following the Subscription Date.

(jj) “Reverse Stock Split” shall have the meaning ascribe to such term in the Securities Purchase Agreement.

(kk) [INSERT IN SERIES B, C, D & E WARRANTS: “Series A Warrants” shall have the meaning ascribe to such term in the Securities Purchase Agreement.]

(ll) [INSERT IN SERIES C WARRANT: “Series B Warrants” shall have the meaning ascribe to such term in the Securities Purchase Agreement.]

(mm) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(nn) “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(oo) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(pp) “Warrant Share Number” means [INSERT IN SERIES A WARRANT:             (            )11] [INSERT IN SERIES B WARRANT: the quotient obtained by dividing (i) the difference obtained by subtracting from (x) $[            ]12, (y) the aggregate Aggregate Exercise Price (as defined in Section 1(a)) paid by the Holder from time to time upon exercise of this Warrant (such dollar amount set forth in this clause (i), the “Stated Warrant Value”), divided by (ii) the Exercise Price (as defined in Section 1(b)) at the time of the applicable Exercise Notice, Mandatory Exercise Notice Date or other applicable date of determination] [INSERT IN SERIES C WARRANT: fifty percent (50%) of the quotient obtained by dividing (i) the difference obtained by subtracting from (x) $[            ]13, (y) the Aggregate Exercise Price (as defined in the Series B Warrants) paid by the Holder from time to time upon exercise of the Series B Warrant, divided by (ii) the Exercise Price (as

[11]	Insert 50% of the sum of (i) the number of Common Shares (as defined in the Securities Purchase Agreement) issued to the Holder on the Closing Date and (ii) the number of shares of Common Stock issuable to the Holder upon exercise of the Series E Warrants (without regard to any limitations on exercise) issued to the Holder on the Closing Date, if any.
[12]	Insert the Holder’s Pro Rata Share of $8,000,000.
[13]	Insert the Holder’s Pro Rata Share (as defined in the Series B Warrants) of $8,000,000.

defined in the Series B Warrants) at the time of the applicable Exercise Notice, Mandatory Exercise Notice Date (each, as defined in the Series B Warrants) or other applicable date of determination] [INSERT IN SERIES D WARRANT: the number (if positive) obtained by subtracting (I) the sum of (x) the aggregate number of Common Shares (as defined in the Securities Purchase Agreement) issued pursuant to the Securities Purchase Agreement to the initial Holder of this Warrant on the Closing Date and (y) the aggregate number of shares of Common Stock issued or issuable to the initial Holder of this Warrant upon exercise of the Series E Warrants (without regard to any limitations on exercise) issued pursuant to the Securities Purchase Agreement to the initial Holder of this Warrant on the Closing Date, if any, from (II) the quotient determined by dividing (x) the aggregate Purchase Price (as defined in the Securities Purchase Agreement) for the Common Shares and the Warrants paid by the initial Holder of this Warrant to the Company on the Issuance Date (without regard to any amount of the Purchase Price withheld pursuant to Section 4(f) of the Securities Purchase Agreement, if any), by (y) the Reset Price] [INSERT IN SERIES E WARRANT:                     (                    )14].

(qq) “Warrants” shall have the meaning ascribe to such term in the Securities Purchase Agreement.

(rr) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

[14]	Insert the number equal to the difference obtained by subtracting (I) the aggregate number of Common Shares (as defined in the Securities Purchase Agreement) issued to the Holder on the Closing Date, from (II) the quotient determined by dividing (x) the aggregate Purchase Price (as defined in the Securities Purchase Agreement) for the Common Shares and the Warrants paid by the Holder to the Company on the Issuance Date (without regard to any amount of the Holder’s Purchase Price withheld pursuant to Section 4(f) of the Securities Purchase Agreement, if any), by (y) $0.50 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date).

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

REAL GOODS SOLAR, INC.

By:

Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

REAL GOODS SOLAR, INC.

The undersigned holder hereby exercises the right to purchase                     of the shares of Common Stock (“Warrant Shares”) of Real Goods Solar, Inc., a Colorado corporation (the “Company”), evidenced by the attached Series      Warrant to purchase Common Stock No.             (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The holder intends that payment of the Exercise Price shall be made as:

                    a “Cash Exercise” with respect to                     Warrant Shares; or

                    a “Cashless Exercise” with respect to                     Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $                to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder                     Warrant Shares in accordance with the terms of the Warrant.

Please issue the Warrant Shares in the following name and to the following account:

Issue to:

Facsimile Number and Electronic Mail:

Authorization:

By:

Title:

Dated:

Broker Name:

Broker DTC #:

Broker Telephone #:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

Date: ,

Name of Registered Holder

By:

Name:
Title:

TRANSFER AGENT INSTRUCTIONS

REAL GOODS SOLAR, INC.

                         , 20

Computershare Trust Company, N.A.

350 Indiana Street, Suite 750

Golden, CO 80401

Telephone: [            ]

Facsimile: (303) 226-0609

Attention: [            ]

Re:	Order to Issue Common Stock of Real Goods Solar, Inc.

Ladies and Gentlemen:

Reference is made to (A) that certain Securities Purchase Agreement, dated as of February         , 2015, by and among Real Goods Solar, Inc., a Colorado corporation (the “Company”), and the investors named on the Schedule of Buyers attached thereto (collectively, the “Buyers”) and the Company’s Registration Statement on Form S-3 (File No. 333-193718) and the Company’s prospectus supplement filed on                          , 2015 pursuant to Rule 424 promulgated pursuant to the Securities Act of 1933, as amended (the “1933 Act”) pursuant to which the Company is issuing to the Buyers and certain other investors (collectively “Holders”) (i) shares of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”), (ii) Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants and, to certain Holders, Series E Warrants (the Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants and Series E Warrants, collectively, the “Warrants”), each of which is exercisable to purchase shares of Common Stock; (B) the related Transfer Agent Instructions, dated February         , 2015 (the “2015 Instruction”); (C) the exercise notice attached hereto (each an “Exercise Notice”); and (D) the attached copy of a written instruction from the General Counsel of the Company (or its outside legal counsel) that a registration statement covering the issuance of the shares of Common Stock subject to this letter has been declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Counsel Instruction”).

This instruction letter shall serve as our authorization and direction to you to issue:

•	to the recipient identified under “Issue to” in the Exercise Notice,

•	in book entry form,

•	such number of shares of Common Stock as set forth under “Delivery of Warrant Shares,” respectively, in the Exercise Notice,

•	out of the Transfer Agent Reserve (as defined in the 2015 Instruction),

•	by crediting the designated recipient’s balance account with the Depository Trust Company, identified in the Exercise Notice under “Broker Name,” “Broker DTC#,” “Account Number,” and “Transaction Code Number” through its Deposit Withdrawal at Custodian system

The issuance of these shares of Common Stock have been registered pursuant to an registration statement as indicated in the attached Counsel Instruction.

[Signature Page Follows]

Should you have any questions concerning this matter, please contact me at 303-222-8344.

Very truly yours,

REAL GOODS SOLAR, INC.

By:
Name:
Title: